Exhibit 5.1

March 16, 2023

KLDiscovery Inc.

9023 Columbine Road

Eden Prairie, Minnesota 55347

Re:	Post-Effective Amendment No. 3 to Form S-3 Registration Statement on Form S-1 (File No. 333-236253)

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No. 3 to Form S-3 Registration Statement on Form S-1, File No. 333-236253 (the “Registration Statement”), of KLDiscovery Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 29,350,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”, and such shares of Common Stock, the “Shares”). The Shares are to be issued upon the exercise of warrants to purchase Common Stock issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company and the Company dated as of January 31, 2019 (the “Warrant Agreement”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of a specimen warrant certificate, the Warrant Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company or certificates obtained from public officials and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

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We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP